BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 07, 2018

1.            Date, Time and Place: Meeting held on November 07, 2018, at 05:00 p.m., by conference call.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the majority of the members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”), hereby represented by Mr. Francisco Petros.

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) Analysis and Approval of the Quarterly Financial Information for the Quarter ended September 30, 2018 (“3rd ITR/2018”).

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters were discussed and the following resolutions were taken:

5.1.       Analysis and Approval of the 3rd ITR/2018. The members of the Board of Directors, by unanimous votes of the present members and without reservations and in accordance with the recommendation of the Fiscal Council, the Finance and Risk Management Committee and the Audit and Integrity Committee, approved the 3rd ITR/2018, together with the management report, explanatory notes and independent auditors’ opinion.

The present resolution was taken based on the materials presented to the Board of Directors, which were filed at the Company´s head office.

The Company’s Board of Officers is hereby authorized to carry out all and any acts and sign all and any documents needed for the implementation of the resolutions now approved.

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on November 07, 2018

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 07, 2018

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 75 and 76, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, November 07, 2018.

______________________________

Cristiana Rebelo Wiener

Secretary

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on November 07, 2018